Filed Pursuant to Rule 424(b)(3)

Registration No. 333-136283

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED NOVEMBER 3, 2006

SONA MOBILE HOLDINGS CORP.

28,922,673 SHARES

OF

COMMON STOCK

This Prospectus Supplement amends and supplements the Prospectus dated November 3, 2006 (the “Prospectus”) and relates to the resale by selling stockholders of the securities described in the Prospectus. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

One of the selling stockholders named in the Prospectus, BTG Investments LLC (“BTG”) has notified the Company of its transfer of a portion of its shares of common stock to each of David Enzer, Byron C. Roth, Aaron Gurewitz and Stephen J. Hutsko Ttee FBO The Hutsko Living Trust UTD 3/12/04. The purpose of this Prospectus Supplement is to amend the Prospectus in order to reflect this transfer of shares. Accordingly, this Prospectus Supplement (i) amends the Selling Stockholders table beginning on page 53 of the Prospectus by removing the table entry relating to BTG and related footnotes and replacing them with the table entries and related footnotes below and (ii) amends and restates in the first sentence in the first paragraph following the Selling Stockholders table. All other information in the Prospectus shall remain unchanged.

Selling Stockholders	Number of Shares Owned Before the Offering	Number of Shares Offered	Number of Shares Owned After the Offering	Percentage of Class of Shares
BTG Investments LLC	1,638,499(1)(2)	1,638,499	____	____
David Enzer	233,375(39)	233,375	____	____
Byron C. Roth	2,038,753(40)	2,038,753	____	____
Aaron Gurewitz	171,538(41)	171,538	____	____
Stephen J. Hutsko Ttee FBO The Hutsko Living Trust UTD 3/12/04	56,333(42)	56,333	____	____

(1)

Each of Byron Roth and Gordon Roth has voting and dispositive power with respect to the shares to be resold by BTG Investments LLC. BTG Investments LLC, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(2)	The common stock reported includes 833,333 shares of common stock issuable upon the exercise of the July 2006 Warrants (defined in the Prospectus).
(39)

David Enzer, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Mr. Enzer is employed with Roth Capital Partners, the investment banker engaged by the company in connection with its private placement that closed on July 7, 2006.

(40)

Of these shares, 1,638,499 shares of common stock are held by BTG Investments LLC. Byron Roth, together with Gordon Roth has voting and dispositive power with respect to the shares to be resold by BTG Investments LLC. See footnote 1. Mr. Roth, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Mr. Roth acted as a placement agent in connection with the company’s private placement that closed on July 7, 2006.

(41)

Aaron Gurewitz, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Mr. Gurewitz is employed with Roth Capital Partners, the investment banker engaged by the company in connection with its private placement that closed on July 7, 2006.

(42)

Stephen J. Hutsko has voting and dispositive power with respect to the shares to be resold by Stephen J. Hutsko Ttee FBO The Hutsko Living Trust UTD 3/12/04. Mr. Hutsko, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Mr. Hutsko is employed with Roth Capital Partners, the investment banker engaged by the company in connection with its private placement that closed on July 7, 2006.

The first sentence of the first paragraph following the Selling Stockholders table is hereby deleted in its entirety and the following substituted in lieu thereof:

“We have been notified by each of the selling stockholders that such selling stockholder is not a broker-dealer or affiliate of a broker dealer (other than BTG Investments, LLC, Enable Growth Partners LP, Enable Growth Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, David Enzer, Byron C. Roth, Aaron Gurewitz and Stephen J. Hutsko Ttee FBO The Hutsko Living Trust UTD 3/12/04 as noted in footnotes 1, 11, 12, 13, 39, 40, 41 and 42 above).”

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